EXHIBIT 97
Atmus Filtration Technologies Inc.
Compensation Recovery Policy

1.Recovery of Compensation Following Financial Restatement
a.Restatement Resulting from Material Noncompliance.
(i) Mandatory Recovery; Definitions. If Atmus Filtration Technologies Inc. (the “Company”) is required to prepare an Accounting Restatement (as defined below), the Company shall recover reasonably promptly the amount of Erroneously Awarded Compensation (as defined below). For purposes of this Section 1(a) (this “Mandatory Recovery Policy”) and Section 3, the following terms, when capitalized, shall have the meanings set forth below:
•“Accounting Restatement” shall mean any accounting restatement required due to material noncompliance of the Company with any financial reporting requirement under the securities laws, including to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
•“Covered Officer” shall mean the Company’s president; principal financial officer; principal accounting officer (or if there is no such accounting officer, the controller); any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance); any other officer who performs a significant policy-making function; or any other person who performs similar significant policy-making functions for the Company.
•“Effective Date” shall mean October 2, 2023.
•“Erroneously Awarded Compensation” shall mean the excess of (i) the amount of Incentive-Based Compensation Received by a person (A) after beginning service as a Covered Officer, (B) who served as a Covered Officer at any time during the performance period for that Incentive-Based Compensation, (C) while the Company has a class of securities listed on a national securities exchange or a national securities association and (D) during the Recovery Period; over (ii) the Recalculated Compensation. For the avoidance of doubt, a person who served as a Covered Officer during the periods set forth in clauses (A) and (B) of the preceding sentence shall continue to be subject to this Mandatory Recovery Policy even after such person’s service as a Covered Officer has ended.
•“Incentive-Based Compensation” shall mean any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure. A financial reporting measure is a measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures, regardless of whether such measure is presented within the financial statements or included in a filing with the Securities Exchange Commission. Each of stock price and total shareholder return is a financial reporting measure. For the avoidance of doubt, Incentive-Based Compensation subject to this Mandatory Recovery Policy does not include stock options, restricted stock, restricted stock units or similar equity-based awards for which the grant is not contingent upon achieving any financial reporting measure performance goal and vesting is contingent solely upon completion of a specified employment period and/or attaining one or more non-financial reporting measures.
•“Recalculated Compensation” shall mean the amount of Incentive-Based Compensation that otherwise would have been Received had it been determined based on the restated amounts in the Accounting Restatement, computed without regard to any taxes paid. For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of the Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement, the amount of the Recalculated Compensation must be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return, as the case may be, on the compensation Received. The Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to the national securities exchange or association on which its securities are listed.
•Incentive-Based Compensation is deemed “Received” in the Company’s fiscal period during which the financial reporting measure specified in the award of such Incentive-Based Compensation is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.
•“Recovery Period” shall mean the three completed fiscal years of the Company immediately preceding the date the Company is required to prepare an Accounting Restatement; provided that the Recovery Period shall not begin before the Effective Date. For purposes of determining the Recovery Period, the Company is considered to be “required to prepare an Accounting Restatement” on the earlier to occur of: (i) the date the Company’s Board of Directors, a committee thereof or the Company’s authorized officers conclude, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement. If the Company changes its fiscal year, then the transition period within or immediately following such three completed fiscal years also shall be included in the Recovery Period, provided that if the transition period between the last day of the Company’s prior fiscal year end and the first day of its new fiscal year comprises a period of nine to 12 months, then such transition period shall instead be deemed one of the three completed fiscal years and shall not extend the length of the Recovery Period.
(ii) Exceptions. Notwithstanding anything to the contrary in this Mandatory Recovery Policy, recovery of Erroneously Awarded Compensation will not be required to the extent the Talent Management and Compensation Committee of the Company’s Board of Directors (the “Committee”) (or such other committee of independent directors responsible for executive compensation decisions, or a majority of the independent directors on the Company’s Board of Directors in the absence of such a committee) has made a determination that such recovery would be impracticable and one of the following conditions have been satisfied:
(A) The direct expense paid to a third party to assist in enforcing this Mandatory Recovery Policy would exceed the amount to be recovered; provided that, before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation that was Incentive-Based Compensation based on the expense of enforcement, the Company must make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to recover, and provide that documentation to the national securities exchange or association on which its securities are listed.
(B) Recovery would violate home country law that was adopted prior to November 28, 2022; provided that, before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation that was Incentive-Based Compensation based on violation of home country law, the Company must obtain an opinion of home country counsel, acceptable to the national securities exchange or association on which its securities are listed, that recovery would result in such a violation, and must provide such opinion to the exchange or association.
(C) Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.
(iii) Manner of Recovery. In addition to any other actions permitted by law or contract, the Company may take any or all of the following actions to recover any Erroneously Awarded Compensation: (A) require the Covered Officer to repay such amount; (B) offset such amount from any other compensation owed by the Company or any of its affiliates to the Covered Officer, regardless of whether the contract or other documentation governing such other compensation specifically permits or specifically prohibits such offsets; and (C) subject to Section 1(a)(ii)(C), to the extent the Erroneously Awarded Compensation was deferred into a plan of deferred compensation, whether or not qualified, forfeit such amount (as well as the earnings on such amounts) from the Covered Officer’s balance in such plan, regardless of whether the plan specifically permits or specifically prohibits such forfeiture. If the Erroneously Awarded Compensation consists of shares of the Company’s common stock, and the Covered Officer still owns such shares, then the Company may satisfy its recovery obligations by requiring the Covered Officer to transfer such shares back to the Company.
b.Restatement Resulting from Fraud. If the Company is required to prepare an Accounting Restatement as a result of the fraudulent actions of any officer (within the meaning of Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended, of the Company or any other executive who reports directly to the Chief Executive Officer of the Company (any “Officer”)), the Committee may direct that the Company recover all or a portion of any award or any past or future compensation other than base salary from any such Officer with respect to any year for which the Company’s financial results are adversely affected by such restatement.
2.Reduction or Cancellation of Compensation Following Misconduct
If, in the Committee’s judgment, any current or former Officer has engaged in conduct that (a) constitutes a failure to appropriately identify, escalate, monitor or manage risks to the Company or is otherwise contrary to the best interests of the Company; and (b) has caused, or might reasonably be expected to cause, significant reputational or financial harm to the Company, then the Committee may in its sole and absolute discretion instruct the Company, and the Company shall be entitled (to the extent permitted by applicable law), to recover, reduce or cancel all or a portion of any award or any past or future compensation other than base salary paid or awarded to, or earned by, such current or former Officer on or after the effective date of the Company’s initial public offering.
3.Administration and Miscellaneous
a.Any references in compensation plans, agreements, equity awards or other policies to the Company’s “recoupment”, “clawback” or similarly-named policy shall be deemed to refer to this Compensation Recovery Policy with respect to Incentive-Based Compensation Received and other compensation paid, awarded or earned on or after the Effective Date. With respect to Incentive-Based Compensation Received and other compensation paid, awarded or earned prior to the Effective Date, such references to the Company’s “recoupment”, “clawback” or similarly-named policy in compensation plans, agreements, equity awards or other policies shall be deemed to refer to the Company’s “recoupment,” “clawback” or similarly-named policy, if any, in effect prior to the Effective Date.
b.This Compensation Recovery Policy shall be administered and interpreted, and may be amended from time to time, by the Committee, the Company’s Board of Directors or any committee to which the Board of Directors may delegate its authority in its sole discretion in compliance with the applicable listing standards of the national securities exchange or association on which the Company’s securities are listed, and the determinations of the Committee, the Company’s Board of Directors or such committee shall be binding on all Covered Officers and Officers.
c.The Company shall not indemnify any Covered Officer or Officer against the loss of Erroneously Awarded Compensation.
d.The Company shall file all disclosures with respect to this Compensation Recovery Policy in accordance with the requirements of the Federal securities laws, including disclosure required by the Securities Exchange Commission filings.
e.Any right to recovery under this Compensation Recovery Policy shall be in addition to, and not in lieu of, any other rights of recovery that may be available to the Company.